Exhibit 99.3

RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda

RAM Holdings Ltd. Discloses Additional Information on Soft Capital Facility and Mortgage Exposure

HAMILTON, Bermuda—(BUSINESS WIRE)—August 7, 2007—RAM Holdings Ltd. (Nasdaq:RAMR) (RAM) today clarified the status of its $50 million “soft capital” facility and posted an updated version of its mortgage exposure as of June 30, 2007, which now contains additional information on RAM Re ratings, RAM Re’s largest mortgage issuers, RAM Re’s multi-sector CDOs by type and vintage, as well as two additional tables listing all of RAM Re’s US mortgage securities and CDO exposures from 2005 to 2007, in the Exposure Information and Updates section of the Investor Information section of RAM Re’s website at www. ramre.com.

Commenting on the additional disclosures, Vernon Endo, the President and Chief Executive Officer of RAM stated, “From our perspective, the recent precipitous decline in the price of our stock is inconsistent with our view of the fundamental health and capital position of our company, and seems to us to be driven more by general market credit concerns rather than specific analysis. We are acutely aware that markets can be volatile and we anticipate that the price of our stock will ultimately reflect the performance of RAM and our in-force portfolio.”

Commenting on RAM’s $50 million soft capital facility, Mr. Endo stated, “Contrary to a story that was issued in the press, our subsidiary’s $50 million “soft capital” facility remains available to us and we will continue to receive capital credit from the rating agencies for that facility. We are not in the process of trying to raise capital and our capital remains more than adequate by rating agency standards.” As disclosed in the “Liquidity and Capital Resources” sections of RAM’s annual report on Form 10-K and quarterly reports on Form 10-Q, RAM Re has a $50.0 million “soft capital” facility whereby it was granted the right to exercise perpetual put options in respect of its Class B preference shares against the counterparty to the option agreement, in return for which it pays the counterparty a floating put option fee. The counterparty is a trust established by Lehman Brothers Inc. The trust was created as a vehicle for providing capital support to RAM Re by allowing it to obtain, at its discretion and following the procedures of the option agreement, access to up to $50 million new capital through the exercise of a put option and the subsequent purchase by the trust of RAM Re preference shares. To fund the purchase of preference shares upon exercise of the put option by RAM Re, the trust issued $50 million of its own auction market perpetual preferred securities which are rated “A+” by Standard & Poor’s and “A2” by Moody’s. The proceeds of this issuance are held by the trust in certain high-quality, short-term commercial paper investments. The securities issued by the trust are auctioned every 28 days and, as a result of last week’s auction in which there was a scarcity of bidders for monthly A-rated paper, the cost of the monthly premium that RAM pays for this facility is at its maximum rate for the current rating. “At this maximum rate level, RAM would pay about $400,000 more annually for the facility than it has in recent years,” Mr. Endo continued. “As we stated previously, if this auction rate result persists we will consider whether or not to continue the facility and we’ll also explore soft capital alternatives.”

Commenting on the additional mortgage exposure information, Mr. Endo said, “We are in ongoing contact with our primary customers to discuss any exposures they have ceded to us that have, or may have, performance issues. In addition, we regularly review the rating agency downgrade announcements. We have received no information since March 31, 2007 that would cause us to consider changing our RAM Re ratings as disclosed in our mortgage exposure summary posted to our website with the exception of the downgrading of two HELOC transaction totaling $3.5 million to below investment grade. In addition, our primary customers are required under our treaties to retain significant exposure to each credit they cede to us, and as can be seen in our new mortgage and CDO exposure listings, we have generally been ceded only small portions of each credit. We expect to continue to update and expand our exposure information by posting supplemental information to our website, including more detailed information on individual transactions with the permission of our customers.”

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions.

Forward-Looking Statements

This release contains statements that may be considered “forward looking statements” regarding our soft capital facility and mortgage exposure. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) rating agency actions such as rating agency downgrades of credits ceded to us, rating agency downgrade of RAM or the securities issued by the trust for our $50 million soft capital facility, (iii) actions taken by the primaries such as additional downgrades in credits ceded to us, (iv) decreased demand for our reinsurance products; (v) the loss of significant customers with whom we have a concentration of our reinsurance in force; (vi) legislative and regulatory developments; (vii) changes in regulation or tax laws applicable to us or our customers; (viii) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (ix) more severe losses or more frequent losses associated with our products; (x) losses on credit derivatives; (xi) changes in our accounting policies and procedures that impact RAM’s reported financial results; and (xii) other risks and uncertainties that have not been identified at this time. RAM undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Contact: RAM Holdings Ltd., Hamilton
Richard Lutenski, 441-298-2107
rlutenski@ramre.bm
or Victoria Guest, 441-298-2116
vguest@ramre.bm